Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ponce Financial Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	457(h)	216,042	(2)	$9.15	$1,976,784.30	$0.0000927	$183.25
Equity	Common Stock, $0.01 par value per share	457(h)	12,442	(3)	$9.27	$115,337.34	$0.0000927	$10.69
Equity	Common Stock, $0.01 par value per share	457(h)	41,856	(4)	$6.20	$259,507.20	$0.0000927	$24.06
Equity	Common Stock, $0.01 par value per share	457(h)	13,952	(5)	$7.00	$97,664.00	$0.0000927	$9.05
Equity	Common Stock, $0.01 par value per share	457(c)	331,620	(6)	$10.66	$3,535,069.20	$0.0000927	$327.70
Equity	Common Stock, $0.01 par value per share	457(c)	264,356	(7)	$10.66	$2,818,034.96	$0.0000927	$261.23
Equity	Stock Options	457(i)	548,648	(8)	—	$1,976,784.30	$0.0000927	—
Equity	Restricted Stock Units	457(i)	88,119	(9)	—	$115,337.34	$0.0000927	—
Total Offering Amounts								$815.98
Total Fee Offsets								$0
Net Fee Due								$815.98

(1)

Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the PDL Community Bancorp 2018 Long-Term Incentive Plan (“Incentive Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Ponce Financial Group, Inc. (the “Company”), as the successor to PDL Community Bancorp pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents the number of shares of common stock currently reserved for issuance for options that were granted on December 4, 2018, but have not been exercised by the recipient pursuant to the Incentive Plan.

(3)

Represents the number of shares of common stock currently reserved for issuance for options that were granted on January 31, 2019, but have not been exercised by the recipient pursuant to the Incentive Plan.

(4)

Represents the number of shares of common stock currently reserved for issuance for options that were granted on May 21, 2020, but have not been exercised by the recipient pursuant to the Incentive Plan.

(5)

Represents the number of shares of common stock currently reserved for issuance for options that were granted on June 25, 2020, but have not been exercised by the recipient pursuant to the Incentive Plan.

(6)	Represents the number of shares of common stock currently reserved for issuance underlying grants of restricted stock units.
(7)	Represents the number of shares of common stock currently reserved for issuance for options that are available to be granted pursuant to the Incentive Plan.
(8)	Represents the number of stock options that (i) have been awarded and are unexercised; and (ii) are reserved for issuance under the Incentive Plan.
(9)

Represents the number of restricted stock units that may be issued if the flex feature of the Incentive Plan, which allows the Company to issue additional restricted stock units, but reduces the number of stock options that may be issued, is utilized in full.